Exhibit 99.1

NEWS	Contact: Heather Ferrante ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Second Quarter Fiscal Year 2015 Results

ViaSat Reports Record Revenues, Adjusted EBITDA, and Backlog

Carlsbad, Calif. – November 7, 2014 – ViaSat Inc. (NASDAQ: VSAT), an innovator in satellite and other wireless networking systems and services, announced strong fiscal year 2015 second quarter financial results, that included record revenues of $358.8 million and a new Adjusted EBITDA record of $109.7 million, up 102% from $54.4 million recorded in the same period last year. Non-GAAP diluted net income attributable to ViaSat common stockholders for the second quarter of fiscal year 2015 was $0.68 per share compared to $0.20 per share in the fiscal year 2014 second quarter. Our second quarter fiscal year 2015 and fiscal year 2014 diluted GAAP net income per share results were $0.50 and $0.04, respectively.

ViaSat’s fiscal year-to-date results also reflected growth. Revenues increased to $678.2 million and Adjusted EBITDA grew 59% to $169.9 million compared to the same period last year. Net income attributable to ViaSat common stockholders also grew significantly, increasing to $0.73 per share on a non-GAAP diluted basis, or $0.38 on a diluted GAAP basis – compared to the prior year period income of $0.30 and $0.00 per share, respectively.

“We gained significant momentum in our core consumer and government businesses in the second quarter,” said Mark Dankberg, ViaSat CEO and chairman. “Market reaction to new service plans offering greater bandwidth usage has been very good and contributed to company records and sequential growth in consumer services revenue, ARPU, Adjusted EBITDA, and net subscribers – and re-confirmed the opportunity to increase our addressable market with higher speed, higher bandwidth offerings. We also strengthened retail distribution and fulfillment; moves that will begin to take effect in the third quarter of fiscal year 2015 and that we expect will sustain or enhance the progress made in the second quarter. Our commercial in-flight Wi-Fi reached over 200 aircraft, earned another industry-wide technology award and is setting the pace for passenger engagement and usage. Meanwhile, our government business established a quarterly record for new orders, building momentum for a strong second half. Finally, we received a loan commitment from Ex-Im Bank for up to $524.9 million of long-term, fixed rate financing. With long-term interest rates at historic lows, this financing is expected to enhance the cash flow profile for ViaSat-2 and improve our overall corporate liquidity position.”

In September 2014, ViaSat favorably settled all outstanding claims related to its breach of contract and patent infringement lawsuit with Space Systems/Loral (SS/L) and Loral Space & Communications Inc. (Loral) in exchange for $108.7 million payable through 2016, of which $40.0 million was received and recognized in fiscal year 2015 second quarter results. Further information on the accounting treatment of the settlement will be contained in our Quarterly Report on Form 10-Q.

ViaSat News

Financial Results1

(In millions, except per share data)	Q2 FY15	Q2 FY14	First 6 Mos. FY15	First 6 Mos. FY14
Revenues	$358.8	$353.9	$678.2	$675.0
Adjusted EBITDA	$109.7	$54.4	$169.9	$107.1
Net income[2]	$23.9	$1.9	$18.0	$0.1
Diluted per share net income[2]	$0.50	$0.04	$0.38	$0.00
Non-GAAP net income[2]	$32.4	$9.3	$34.8	$14.2
Non-GAAP diluted per share net income[2]	$0.68	$0.20	$0.73	$0.30
Fully diluted weighted average shares	48.0	47.1	47.9	46.9
New contract awards	$498.9	$391.1	$809.0	$645.1
Sales backlog[3]	$1,024.6	$805.9	$1,024.6	$805.9

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2015 end on July 4, 2014, October 3, 2014, January 2, 2015, and April 3, 2015. This results in a 53 week fiscal year approximately every four to five years. Fiscal year 2015 is a 52 week year, compared with a 53 week year in fiscal year 2014. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2014 included an additional week. ViaSat does not believe that the extra week in fiscal year 2014 resulted in any material impact on its financial results.
[2]	Attributable to ViaSat Inc. common stockholders.
[3]	Amounts include certain backlog adjustments due to contract changes and amendments.

Segment Results

(In millions)	Q2 FY15	Q2 FY14	First 6 Mos. FY15	First 6 Mos. FY14
Satellite Services
New contract awards	$198.1	$100.0	$320.0	$196.5
Revenues	$135.9	$100.4	$245.7	$186.2
Adjusted EBITDA	$75.1	$18.5	$107.9	$35.9
Commercial Networks
New contract awards	$68.3	$104.9	$118.5	$171.3
Revenues	$86.9	$110.2	$179.1	$207.6
Adjusted EBITDA	$4.6	$8.7	$10.2	$19.9
Government Systems
New contract awards	$232.5	$186.2	$370.5	$277.3
Revenues	$136.0	$143.3	$253.5	$281.2
Adjusted EBITDA	$30.1	$27.5	$51.5	$52.1

ViaSat News

Satellite Services

Our Satellite Services segment reported revenues of $135.9 million for the second quarter of fiscal year 2015, rising 35% from $100.4 million in the second quarter last year, a new quarterly record. Consumer residential broadband revenues continue to drive our quarterly year-over-year growth, increasing over 10% from the same period last year, reflecting expansion in both total subscribers served and average revenue per subscriber. Key metrics included 68,000 gross adds, 16,000 net adds, ending consumer subscribers of 657,000, weighted average ARPU of $53.07 and average monthly churn of 2.7%. Our commercial in-flight Wi-Fi service, launched in December 2013, also contributed to Satellite Services revenue growth, with over 200 aircraft in service and two million personal electronic devices served in less than a year from the first flight. Our Satellite Services segment fiscal year 2015 second quarter revenues also include $21.0 million derived from the second quarter litigation settlement gains and associated technology access rights granted. Second quarter fiscal year 2015 Satellite Services segment Adjusted EBITDA also hit a new record at $75.1 million, more than triple the amount reported for the same period last year. This significant year-over-year earnings improvement reflected the increase in revenues, improvements in per subscriber operating costs, as well as decreased selling, general and administrative expenses of $18.7 million associated with the legal settlement realized in the fiscal year 2015 second quarter. On a year-to-date basis, our Satellite Services segment displayed revenue growth of 32% to $245.7 million and segment Adjusted EBITDA growth of 200% to $107.9 million compared to the same period last year.

Commercial Networks

Our Commercial Networks segment revenues were $86.9 million for the second quarter of fiscal year 2015 compared to $110.2 million for the same period last year. On a year-to-date basis, segment revenues decreased by 14% to $179.1 million. The quarterly and year-to-date revenue decreases compared to the same period last year occurred as a result of our large scale Australian Ka-band infrastructure project moving closer to completion and reduced revenues from consumer broadband terminal sales. This decrease was partially offset by year-over-year growth in our large integrated antenna system programs and next-generation Canadian Ka-band network for Xplornet Communications Inc. Our segment Adjusted EBITDA results of $4.6 million for the second quarter of fiscal year 2015 and $10.2 million year-to-date were also lower compared to the same period last year reflecting the decrease in revenues coupled with a change in revenue mix to more funded development activities versus terminal production contracts in both our consumer broadband and mobility products.

ViaSat News

Government Systems

Our Government Systems segment reported second quarter fiscal year 2015 revenues of $136.0 million, a decrease of $7.4 million compared to the same period last year but an increase of $18.4 million sequentially compared to the fiscal year 2015 first quarter. Year-to-date Government Systems segment revenues also decreased by 10% to $253.5 million. These quarterly and year-to-date decreases were primarily due to completion of many production and service obligations under our Blue Force Tracking project, offset by growth from recent advanced tactical radio and information distribution systems contract wins and information assurance and security products. Our Government Systems segment received $232.5 million in contract awards during the second quarter of fiscal year 2015, setting a new Government Systems segment record, in addition to pushing total sales backlog to a new high of $1.0 billion. Fiscal year 2015 year-to-date book to bill for this segment is exceptionally strong at 1.5 to 1. Segment Adjusted EBITDA was $30.1 million for the second quarter of fiscal year 2015, a 9% increase compared to the same period last year, reflecting improved margins from our information assurance and security products, advanced tactical radio and information distribution systems, and government mobile broadband service offerings, offset by the year-over-year revenue impact. Year-to-date segment Adjusted EBITDA remained relatively flat year-over-year at $51.5 million.

Selected Fiscal Second Quarter Business Highlights

•	Awarded $97.6 million in orders from the Space and Naval Warfare Systems Command (SPAWAR) for co-development of Tactical Targeting Network Technology (TTNT) capabilities for the Multifunctional Information Distribution System Joint Tactical Radio System (MIDS JTRS), MIDS-LVT Lot 15, and MIDS JTRS Lot 3.

•	Received $18.3 million in orders for satellite broadband systems from our partners and service distributors in Europe and North America.

•	Awarded the Avion Best Achievement in Technology for our Exede® In The Air in-flight connectivity service at the Airline Passenger Experience Expo, as judged by an industry panel comprised of representatives from every part of the airline passenger experience community: airline, hardware, software, distributor, lab, and service companies.

•	Received $14.3 million in airborne satellite terminal orders in support of the continuing rollout of in-flight internet services for our commercial airline partners.

•	JetBlue Airways announced in September that over one million devices had connected to its ViaSat-powered Ka-band Wi-Fi service after just 10 months in service and with the service installed on less than half of its fleet, reflecting a five to six times higher passenger take-rate compared to competing services.

•	Demonstrated dynamic in-flight network switching between commercial Ku- and Ka-band satellites on a 757-200 aircraft through a single integrated antenna. This can enable government and commercial aircraft to benefit from an optimal blend of the best high capacity or conventional satellite bandwidth available anywhere around the globe.

ViaSat News

•	Announced advance orders of 3,150 units for next-generation terminals for operation over our recently announced worldwide L-band network for Mobile Satellite Services (MSS), including a mix of both fixed-site machine-to-machine (M2M) and airborne units.

•	Reached a comprehensive settlement of all outstanding claims related to our breach of contract and patent infringement litigation with SS/L and Loral in exchange for $108.7 million to be paid to ViaSat through 2016. Previously, a U.S. District Court judge upheld a jury’s verdict that SS/L breached its contract by misusing ViaSat intellectual property and infringed our patents covering the groundbreaking ViaSat-1 technology.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to future earnings, performance and growth opportunities, including with respect to ARPU, Adjusted EBITDA, net subscribers, momentum in our government and consumer businesses, commercial in-flight Wi-Fi, aircraft installation and usage per flight, and proposed financing from Ex-Im Bank. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 satellite; unexpected expenses related to the satellite project; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all, including with respect to the ViaSat-2 satellite system; risks associated with the construction, launch and operation of ViaSat-2 and our other satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to consummate the proposed Ex-Im financing for ViaSat-2 on the terms of the loan commitment or at all; our ability to successfully develop, introduce and sell new technologies, products and services; negative audits by the U.S. government; continued turmoil in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

ViaSat News

Conference Call

ViaSat will host a conference call to discuss the fiscal year 2015 second quarter results at 3:00 p.m. Eastern Time on Friday, November 7, 2014. The dial-in number is (877) 640-9809 in the U.S. and (914) 495-8528 internationally. A replay of the conference call will be available from 5:00 p.m. Eastern Time on Friday, November 7 until 9:00 p.m. on Saturday, November 8 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers, and entering the conference ID 28924923. You can also access our conference call webcast and other material financial information discussed on our conference call on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

About ViaSat (www.viasat.com)

ViaSat creates satellite and other wireless networking systems that efficiently deliver the most bandwidth for fast, secure, and high-performance communications to any location for consumers, governments, enterprises, and the military. The company offers Exede services in North America, which feature ViaSat-1, the world’s highest capacity satellite; worldwide mobile satellite services, including global tracking and messaging as well as high-speed in-flight internet; satellite broadband networking systems; Wi-Fi and other hotspot operations, support, and management systems; and network-centric military communication systems and cybersecurity for the U.S. and allied governments. ViaSat also offers communication system design and a number of complementary products and technologies. Based in Carlsbad, California, ViaSat employs over 3,300 people in a number of locations worldwide for technology development, customer service, and network operations.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Exede is a registered trademark of ViaSat Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	October 3, 2014	October 4, 2013	October 3, 2014	October 4, 2013
Revenues:
Product revenues	$193,924	$210,391	$362,053	$392,552
Service revenues	164,834	143,490	316,176	282,431

Total revenues	358,758	353,881	678,229	674,983
Operating expenses:
Cost of product revenues	130,088	157,573	259,082	286,987
Cost of service revenues	111,605	104,511	220,346	210,404
Selling, general and administrative	54,404	73,593	123,500	138,374
Independent research and development	11,547	14,918	21,327	29,007
Amortization of acquired intangible assets	4,658	3,796	8,687	7,297

Income (loss) from operations	46,456	(510)	45,287	2,914
Interest expense, net	(7,991)	(9,865)	(16,594)	(20,007)

Income (loss) before income taxes	38,465	(10,375)	28,693	(17,093)
Provision for (benefit from) income taxes	14,473	(12,656)	11,022	(17,887)

Net income	23,992	2,281	17,671	794
Less: Net income (loss) attributable to the noncontrolling interest, net of tax	45	384	(332)	731

Net income attributable to ViaSat Inc.	$23,947	$1,897	$18,003	$63

Diluted net income per share attributable to ViaSat Inc. common stockholders	$0.50	$0.04	$0.38	$0.00

Diluted common equivalent shares	48,016	47,067	47,899	46,898
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
	Three months ended		Six months ended
	October 3, 2014	October 4, 2013	October 3, 2014	October 4, 2013
GAAP net income attributable to ViaSat Inc.	$23,947	$1,897	$18,003	$63
Amortization of acquired intangible assets	4,658	3,796	8,687	7,297
Stock-based compensation expense	9,058	8,188	17,962	15,678
Acquisition related expenses	—	—	444	—
Income tax effect	(5,235)	(4,563)	(10,252)	(8,799)

Non-GAAP net income attributable to ViaSat Inc.	$32,428	$9,318	$34,844	$14,239

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.68	$0.20	$0.73	$0.30

Diluted common equivalent shares	48,016	47,067	47,899	46,898
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.
AND ADJUSTED EBITDA IS AS FOLLOWS:
	Three months ended		Six months ended
	October 3, 2014	October 4, 2013	October 3, 2014	October 4, 2013
GAAP net income attributable to ViaSat Inc.	$23,947	$1,897	$18,003	$63
Provision for (benefit from) income taxes	14,473	(12,656)	11,022	(17,887)
Interest expense, net	7,991	9,865	16,594	20,007
Depreciation and amortization	54,262	47,136	105,869	89,251
Stock-based compensation expense	9,058	8,188	17,962	15,678
Acquisition related expenses	—	—	444	—

Adjusted EBITDA	$109,731	$54,430	$169,894	$107,112

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended October 3, 2014				Three months ended October 4, 2013
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$39,351	$(7,253)	$19,016	$51,114	$(14,638)	$(366)	$18,290	$3,286
Depreciation *	31,662	5,811	6,767	44,240	31,049	4,227	5,717	40,993
Stock-based compensation expense	2,028	3,412	3,618	9,058	1,723	3,206	3,259	8,188
Other amortization	2,011	2,679	678	5,368	412	1,649	262	2,323
Acquisition related expenses	—	—	—	—	—	—	—	—

Adjusted EBITDA before other	$75,052	$4,649	$30,079	109,780	$18,546	$8,716	$27,528	54,790

Other				(49)				(360)

Adjusted EBITDA				$109,731				$54,430

	Six months ended October 3, 2014				Six months ended October 4, 2013
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$37,402	$(13,243)	$29,815	$53,974	$(27,616)	$2,970	$34,857	$10,211
Depreciation *	63,010	11,438	12,918	87,366	58,694	7,993	10,532	77,219
Stock-based compensation expense	4,048	6,797	7,117	17,962	3,293	6,102	6,283	15,678
Other amortization	3,415	5,158	1,243	9,816	1,537	2,789	389	4,715
Acquisition related expenses	—	—	444	444	—	—	—	—

Adjusted EBITDA before other	$107,875	$10,150	$51,537	169,562	$35,908	$19,854	$52,061	107,823

Other				332				(711)

Adjusted EBITDA				$169,894				$107,112

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	October 3, 2014	April 4, 2014	Liabilities and Equity	October 3, 2014	April 4, 2014
Current assets:			Current liabilities:
Cash and cash equivalents	$41,929	$58,347	Accounts payable	$74,436	$98,852
Accounts receivable, net	279,732	271,891	Accrued liabilities	170,830	175,974

Inventories	126,817	119,601	Total current liabilities	245,266	274,826
Deferred income taxes	38,271	37,712	Senior Notes, net	583,268	583,861
Prepaid expenses and other current assets	38,993	44,070	Other long-term debt	140,843	105,900

Total current assets	525,742	531,621	Other liabilities	43,586	48,893

			Total liabilities	1,012,963	1,013,480

Property, equipment and satellites, net	1,064,978	1,052,502
Other acquired intangible assets, net	51,270	35,397	Total ViaSat Inc. stockholders’ equity	996,510	941,012
Goodwill	117,617	83,627	Noncontrolling interest in subsidiary	5,291	5,623

Other assets	255,157	256,968	Total equity	1,001,801	946,635

Total assets	$2,014,764	$1,960,115	Total liabilities and equity	$2,014,764	$1,960,115